SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VISHAY INTERTECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(c)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

April 16, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of Vishay Intertechnology, Inc., to be held at 10:30 a.m., local time, on Tuesday, May 22, 2007, at The Rittenhouse Hotel Ballroom North, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached notice of annual meeting of stockholders and proxy statement and provide a report on Vishay’s business operations.  There will also be time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay.  We hope you will be able to attend the annual meeting.  Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the annual meeting.  Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

Dr. Felix Zandman
Executive Chairman of the Board of Directors

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VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 22, 2007

The 2007 annual meeting of stockholders of Vishay Intertechnology, Inc. will be held at The Rittenhouse Hotel Ballroom North, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, on Tuesday, May 22, 2007 at 10:30 a.m., local time.  The meeting will be held to consider and act upon:

1.	the election of three directors to hold office until 2010;

2.	the ratification of our independent registered public accounting firm;

3.	the approval of an amendment to the 1998 Stock Option Program;

4.	the approval of the 2007 Stock Option Program; and

5.	such other business as may properly come before the meeting.

The stockholders of record at the close of business on April 5, 2007 will be entitled to vote at the annual meeting or at any adjournment thereof.  Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

By Order of the Board of Directors,

William M. Clancy
Corporate Secretary

Malvern, Pennsylvania
April 16, 2007

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2007 annual meeting of stockholders of Vishay to be held at The Rittenhouse Hotel Ballroom North, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, on Tuesday, May 22, 2007 at 10:30 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to stockholders on or about April 16, 2007.

ABOUT THE MEETING

Why did I receive these materials?

We hold a meeting of stockholders annually.  This year’s meeting will be held on May 22, 2007.  There will be several items of business that must be voted on by our stockholders at the meeting, and our Board of Directors is seeking your proxy to vote on these items.  This proxy statement contains important information about Vishay Intertechnology, Inc. and the matters that will be voted on at the meeting.  Please read these materials carefully so that you have the information you need to make informed decisions.  Throughout this proxy statement, we will refer to ourselves as “Vishay Intertechnology, Inc.,” “Vishay,” “we,” “our,” or the “Company.”

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy.  When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board of Directors to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established April 5, 2007 as the record date for the 2007 annual meeting.

What is the difference between “Stockholders of Record” and “Beneficial Owners”?

If your shares are registered directly in your name with Vishay’s transfer agent, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board of Directors’ recommendations are set forth together with the description of each proposal in this proxy statement.  In summary, the Board of Directors recommends a vote

•	FOR the election of three directors to hold office for terms of three years and until their successors are duly elected and qualified (see Proposal One);

•	FOR the ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2007 (see Proposal Two);

•	FOR the approval of an amendment to Vishay’s 1998 Stock Option Program (see Proposal Three); and

•	FOR the approval of Vishay’s 2007 Stock Option Program (see Proposal Four).

Does Vishay have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock.  On the record date, there were 170,123,798 shares of common stock and 14,358,361 shares of Class B common stock outstanding and entitled to vote.

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at Vishay’s offices, 63 Lancaster Avenue, Malvern, PA 19355. A stockholder list will also be available for examination at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present at the annual meeting to conduct business.  As set forth in Vishay’s by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the annual meeting.  Abstentions are regarded as voted shares and will have the same effect as a vote “AGAINST” Proposals Two, Three, and Four. Abstentions will have no effect on the election of directors under Proposal One.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange (“NYSE”).  Under the NYSE rules, brokers may vote in their discretion on Proposals One and Two. Non-voted shares held by brokers and represented at the meeting are called broker non-votes.  Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares. Accordingly, broker non-votes will have no effect on any of the proposals.

What vote is required to approve each proposal?

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

•

Proposal One.  The election of three directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the election of directors.

•

Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2007 requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.

•

Proposal Three. The approval of the amendment to the 1998 Stock Option Program requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.

•

Proposal Four. The approval of the 2007 Stock Option Program requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.

How do I vote my shares? Can I vote electronically?

Please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

The shares represented by the accompanying proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendations of the Board of Directors.

You may either vote “FOR” or “WITHHOLD” your vote for the election of the nominees as directors under Proposal One. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on Proposals Two, Three, and Four.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

Can I change my vote after I return my proxy card?

Yes.  You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

•	sign and timely return another proxy card bearing a later date;

•	provide written notice of the revocation to Vishay’s Corporate Secretary; or

•	attend the annual meeting and vote in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

You should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the enclosed proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board of Directors.

What will happen if I do not provide my proxy?

If you are a “stockholder of record,” your shares will not be voted.

If you are the “beneficial owner” of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain “routine” matters. The New York Stock Exchange considers the election of directors and the ratification of the independent registered public accounting firm to be routine matters. On these matters, your broker or nominee can vote your street name shares on these items even though you have not provided voting instructions, or choose not to vote your shares on these matters.  Proposals Three and Four are not routine and cannot be voted without your instructions.

Who will verify the election results?

Vishay will appoint an inspector who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Are there any stockholders who own more than 5% of Vishay’s shares?

Dr. Felix Zandman, Founder, Executive Chairman of the Board of Directors, and Chief Technical and Business Development Officer of Vishay, directly, beneficially, and as voting trustee under a voting trust agreement, has sole or shared voting power over 45.5% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock and intends to vote FOR all nominees and proposals.

According to filings made with the Securities and Exchange Commission, FMR Corp. and AXA Financial, Inc. each beneficially own greater than 5% of Vishay’s outstanding common stock.  See “Security Ownership of Certain Beneficial Owners and Management” for more information.  Neither FMR Corp. nor AXA Financial, Inc. has indicated its intensions to Vishay regarding matters to be voted on at the annual meeting.

Who paid to send me these proxy materials?

Vishay is required to mail these materials to you, unless you consent to receive these materials electronically. You can receive Vishay’s proxy materials for future meetings electronically, which will save Vishay printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

The cost of solicitation of proxies will be borne by Vishay.  The Board of Directors may use the services of Vishay’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

GOVERNANCE OF THE COMPANY

What is corporate governance?

Corporate governance is the process by which companies govern themselves.

At Vishay, day-to-day business activities are carried out by our employees under the direction and supervision of our Chief Executive Officer (“CEO”).  The Board of Directors oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of Vishay and its stockholders. The Board’s primary responsibilities include:

•	Review of Vishay’s performance, strategies, and major decisions;

•	Oversight of Vishay’s compliance with legal and regulatory requirements and the integrity of its financial statements;

•	Oversight of management, including review of the CEO’s performance and succession planning for key management roles; and

•	Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.

Additional description of the Board’s responsibilities is included in our Corporate Governance Principles document, which is available to stockholders on our website and in print upon request, as described below.

Where can I find more information about the corporate governance practices of Vishay?

Various corporate governance related documents are available on our website.  These include:

•	Corporate Governance Principles

•	Code of Business Conduct and Ethics

•	Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers

•	Audit Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Compensation Committee Charter

•	Policy on Director Attendance at Annual Meetings

•	Nominating and Corporate Governance Committee Policy Regarding Qualification of Directors

•	Procedures for Securityholders’ Submissions of Nominating Recommendations

•	Securityholder Communications with Directors and Interested Party Communication with Non-Management Directors

•	Whistleblower and Ethics Hotline Procedures.

To view these documents, access ir.Vishay.com and click on “Corporate Governance.”  Any of these documents can be obtained in print by any stockholder upon written request to Vishay’s investor relations department.

We intend to post any amendments to, or any waivers from, a provision of our Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers by posting such information on our website.

What is the composition of the Board of Directors?

Vishay has a staggered Board of Directors divided into three classes.  The maximum number of directors has been fixed by the Board of Directors at twelve.  There are currently eleven members of the Board.  As described in Proposal One, three directors will be elected to Class I for a term expiring at the annual meeting of stockholders in 2010.  Biographical information on each of the directors is included in Proposal One.

How does the Board determine which directors are considered independent?

The Board of Directors has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with Vishay.  A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Vishay and its stockholders.  The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the New York Stock Exchange.

The Board is aware that Dr. Zandman, our Executive Chairman and Chief Technical and Business Development Officer, and his family have approximately $1 million invested in funds managed by the CMS Companies, which are controlled by director Mark Solomon, an amount constituting less than 1% of the total funds under management by these entities.  The Board has affirmatively determined that this investment does not constitute a material relationship of Mr. Solomon with Vishay and that there is no other relationship of the non-management directors with Vishay or its management that constitutes a material relationship.

Accordingly, the Board has concluded that Zvi Grinfas, Eliyahu Hurvitz, Dr. Abraham Ludomirski, Wayne M. Rogers, Mark Solomon, and Thomas Wertheimer qualify as independent directors.  Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2006?

The Board of Directors met five times during the year ended December 31, 2006.  In 2006, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served, except for Mr. Solomon who attended 60% of meetings of the Board of Directors and those Committees on which he served.  Information regarding Vishay’s policy on director attendance at annual meetings of stockholders and the number of directors attending last year’s annual meeting may be found on our website at ir.Vishay.com.

The non-management directors also periodically meet in sessions where management directors are not present.  The independent directors met three times during the year ended December 31, 2006.

What is the role of the Board’s Committees?

The Board of Directors maintains an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee, each of which is described below.

Executive Committee - The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent permitted by Delaware law.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for Vishay; overseeing the evaluation of the Board and the management of Vishay; administering Vishay’s Related Party Transactions Policy; and performing other related functions specified in the Committee’s charter.  A copy of the Committee’s charter is available to stockholders on our website and in print upon request.

The chairman of the Nominating and Corporate Governance Committee is designated under our Corporate Governance Principles to preside at the executive sessions of the Board’s non-management directors.  The current chairman of the Committee is Mr. Hurvitz.

Audit Committee - The functions of the Audit Committee include overseeing Vishay’s accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and management’s assessment of the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee’s charter.  A copy of the Committee’s charter is available to stockholders on our website and in print upon request.  Also see “Audit Committee Report.”

The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the Securities and Exchange Commission and the governance listing requirements of the New York Stock Exchange.  All of the members of the Committee also satisfy the financial literacy requirements of the New York Stock Exchange and Mr. Wertheimer, the chairman of the Committee, qualifies as an audit committee financial expert satisfying the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer and, based on this evaluation, determining and approving the compensation of the Chief Executive Officer; making recommendations to the Board with respect to compensation of our other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based plans; and performing other related functions specified in the Committee’s charter.  The Compensation Committee is authorized, within the limits of the 1986 stock plans of Vishay and its subsidiary, Vishay Dale Electronics, Inc., to determine the individuals who are to receive grants and the vesting requirements with respect to those grants, and to administer and interpret the stock plans.  The Compensation Committee is also authorized, within the limits of our stock option programs, to determine the individuals who are to receive grants and the vesting requirements with respect to those grants and to administer and interpret the programs.   A copy of the Committee’s charter is available to stockholders on our website and in print upon request.  Also see “Executive Compensation.”

The following table summarizes the composition of these committees as of April 5, 2007:

	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee

Dr. Felix Zandman	**	—	—	—
Eliyahu Hurvitz	—	—	**	**
Zvi Grinfas	—	*	—	—
Dr. Abraham Ludomirski	—	—	*	*
Dr. Gerald Paul	*	—	—	—
Wayne M. Rogers (1)	—	*	—	—
Ziv Shoshani	*	—	—	—
Mark I. Solomon	—	—	*	*
Thomas C. Wertheimer	—	**	—	—
Marc Zandman	*	—	—	—
Ruta Zandman	—	—	—	—
Number of Meetings during 2006	1	9	3	2
Actions by Unanimous Consent in Lieu of Meeting during 2006	1	0	0	0

**Chairman
*Member

(1) – Mr. Philippe Gazeau was a member of the audit committee through March 15, 2007, when he resigned from the Board of Directors.  Upon Mr. Gazeau’s resignation, Mr. Rogers was appointed to the audit committee.

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board of Directors. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the board room, giving us the benefit of the familiarity and insight into our affairs that its directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body.  Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for reelection and, if reelected, to continue their service on the Board.  If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Committee may also engage a search firm to assist in identifying qualified candidates.  Where such a search firm is engaged, the Committee sets the fees and scope of engagement.  The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant.  In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.  The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Vishay.

What qualifications must a director have?

Under a policy formulated by our Nominating and Corporate Governance Committee, we generally require that all candidates for director be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of Vishay and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing Vishay; have adequate time to devote to serve on the Board of Directors; and satisfy our retirement policy for directors.  We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the major industries in which we operate.  A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills we believe should be possessed by one or more directors, can be found on our website.

Can I recommend a nomination for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee’s procedures, as outlined below and set forth on our website.  For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website.  In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder’s ownership interest in Vishay and whether the stockholder intends to continue holding that interest through the annual meeting date.  Stockholders should be aware, as discussed above, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee care of our Corporate Secretary at our corporate headquarters, 63 Lancaster Avenue, Malvern, PA 19355.  Submissions must be made by mail, courier, or personal delivery.  E-mailed submissions will not be considered.  Submissions recommending candidates for election at an annual meeting of stockholders must be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders.  In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year.   Each nominating recommendation must be accompanied by the information called for by our “Procedures for Security Holders’ Submission of Nominating Recommendations,” which is posted on our website.  This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director.  The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

How do stockholders and others communicate with the Board?

Vishay stockholders may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the non-management directors of the Board as a group, by delivering such communications either in writing addressed c/o Corporate Secretary at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com.  Communications should not exceed 1000 words in length.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of Vishay that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in Vishay; (iii) any special interest, meaning an interest not in the capacity as a stockholder of Vishay, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication.  Communications addressed to directors may, at the direction of the directors, be shared with Vishay management.

DIRECTOR COMPENSATION

Our non-employee directors each received a fee of $2,500 for each individual Board or Committee meeting attended in person, and $1,000 for each Board or Committee meeting attended telephonically, during 2006.  Concurrent with the annual meeting, each non-employee director receives a retainer fee of $15,000 for serving on the Board of Directors.  Directors who are also employees of Vishay do not receive any additional compensation for their service as directors.  See “Executive Compensation.”

The following table provides information with respect to the compensation paid or provided to the directors during 2006:

Name	Fees Earned or Paid in Cash	Stock Awards (3)	Total

Philippe Gazeau(1)	$34,000	$4,415	$38,415
Zvi Grinfas	37,000	4,415	41,415
Eliyahu Hurvitz	27,500	—	27,500
Dr. Abraham Ludomirski	23,000	4,415	27,415
Wayne M. Rogers(2)	3,500	—	3,500
Mark I. Solomon	23,500	—	23,500
Thomas C. Wertheimer	37,000	—	37,000

(1)	Mr. Gazeau resigned from the Board of Directors on March 15, 2007.

(2)	Mr. Rogers was appointed to the Board of Directors on August 8, 2006.

(3)

Messrs. Gazeau and Grinfas and Dr. Ludomirski received grants of restricted stock in September 2003.  This restricted stock vested over a three year period.  The grant-date fair value of restricted stock awards is recognized over the vesting period.  The amounts presented in the table represent the dollar amount recognized as expense during 2006 for financial statement reporting purposes.  These restricted shares are now fully vested, and there are no other restricted shares held by directors.  Dr. Ludomirski was not a member of the Compensation Committee at the time of grant.

Directors did not receive any option awards, non-equity incentive compensation, pension, or other compensation in 2006.  Directors did not receive any new stock awards in 2006.

Mrs. Ruta Zandman is employed by Vishay as a public relations associate and accordingly receives no compensation for her service on the Board of Directors.  Mrs. Zandman’s salary for 2006 was $25,000.  Mrs. Zandman does not participate in any of Vishay’s retirement or incentive compensation programs.

PROPOSAL ONE

ELECTION OF DIRECTORS

Three directors will be elected to Class I for a term expiring at the annual meeting of stockholders in 2010.

Dr. Felix Zandman, Zvi Grinfas, and Dr. Gerald Paul will be the nominees for election as Class I Directors for terms of three years, expiring at the 2010 annual meeting of stockholders. Each of the nominees is currently a member of the Board and has consented to serve if elected.

There is a vacancy in the position of one Class I director due to the resignation of Philippe Gazeau on March 15, 2007.  The Board of Directors has not nominated a candidate to this position at the annual meeting, but may designate a director for the position at a later time.

If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose.  We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following table summarizes the current directors:

Name	Age	Director Since	Term Expiring

Nominees for Election as Class I Directors
Dr. Felix Zandman (1)(2)	78	1962	2010
Zvi Grinfas	66	2003	2010
Dr. Gerald Paul	58	1993	2010
Class II Directors
Eliyahu Hurvitz	74	1994	2008
Dr. Abraham Ludomirski	54	2003	2008
Wayne M. Rogers	74	2006	2008
Mark I. Solomon	67	1993	2008
Class III Directors
Ziv Shoshani (1)	41	2001	2009
Thomas C. Wertheimer	66	2004	2009
Marc Zandman (1)(3)	45	2001	2009
Ruta Zandman (1)	69	2001	2009

(1)	Marc Zandman is the son of Dr. Felix Zandman and Ruta Zandman. Ruta Zandman is the wife of Dr. Zandman, and Ziv Shoshani is the nephew of Ruta Zandman and Dr. Felix Zandman.

(2)	Executive Chairman of the Board.

(3)	Vice Chairman of the Board.

Nominees for Election as Class I Directors – Terms Expiring 2010

Dr. Felix Zandman is a founder of Vishay, and has been Executive Chairman of the Board since 1989 and a Director since Vishay’s inception in 1962.  In addition to his position as Excecutive Chairman, Dr. Zandman became Chief Technical and Business Development Officer on January 1, 2005.  Dr. Zandman was Chief Executive Officer of Vishay from its inception in 1962 through December 31, 2004, when Dr. Gerald Paul was appointed Chief Executive Officer.  Dr. Zandman had been President of Vishay from its inception through March 1998.

Zvi Grinfas has been a technology consultant to Israeli companies since 1988.  Prior to that, Mr. Grinfas served in various executive positions including CEO and Chairman of the Board of IMP, Inc., a semiconductor company.

Dr. Gerald Paul was appointed Chief Executive Officer effective January 1, 2005.  Dr. Paul has served as a Director of Vishay since 1993, and has been President of Vishay since March 1998.  Dr. Paul also was Chief Operating Officer from 1996 to 2006.  Dr. Paul previously was an Executive Vice President of Vishay from 1996 to 1998, and President of Vishay Electronic Components, Europe from 1994 to 1996. Dr. Paul has been Managing Director of Vishay Electronic GmbH, a subsidiary of Vishay, since 1991. Dr. Paul has been employed by Vishay and a predecessor company since 1978.

The Board of Directors recommends that you vote “FOR” the nominees as directors.

Class II Directors – Terms Expiring 2008

Eliyahu Hurvitz is Chairman of the Board of Teva Pharmaceutical Industries Ltd., a leading generic pharmaceutical company, and was President and Chief Executive Officer of Teva prior to stepping down from these positions in April 2002.  He is also a director of Koor Industries Ltd., which focuses on Israeli companies, and NeuroSurvival Ltd., an Israeli molecular imaging and drug development company.

Dr. Abraham Ludomirski is the founder and managing director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices.  He is also the Chairman of the Board of Sightline Technologies Ltd., an Israeli high technology company specializing in miniature electronics and optical and video systems.

Wayne M. Rogers is a renowned investor and regular stock commentator and analyst on Fox News Channel.  Mr. Rogers is also president of Wayne M. Rogers & Co., an investment management firm.

Mark I. Solomon is a founder and Chairman of CMS Companies, a provider of financial advisory services, specializing in money management and real estate investments.

Class III Directors – Terms Expiring 2009

Ziv Shoshani was promoted to the position of Chief Operating Officer effective January 1, 2007.  During 2006, he was Deputy Chief Operating Officer.  Mr. Shoshani has been Executive Vice President of Vishay since 2000 with various areas of responsibility.  Mr. Shoshani has been employed by Vishay since 1995.  He is the nephew of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer.

Thomas C. Wertheimer is an independent financial and accounting consultant.  Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP.  In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm’s national office.  Mr. Wertheimer also is a consultant for the Public Company Accounting Oversight Board (PCAOB), and a director of Fiserv, Inc., an information management and service provider.

Marc Zandman has been Vice Chairman of the Board since 2003, a Director of Vishay since 2001, and President of Vishay Israel Ltd. since 1998.  Mr. Zandman was appointed Chief Administration Officer as of January 1, 2007. Mr. Zandman was Group Vice President of Vishay Measurements Group from 2002 to 2004.  Mr. Zandman has served in various other capacities with Vishay since 1984.  He is the son of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer.

Ruta Zandman has been employed by Vishay since October 1993 as a Public Relations Associate. She is the wife of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer, and usually accompanies Dr. Zandman on business trips as a representative of Vishay.  Mrs. Zandman has shared or contingent voting power over shares representing approximately 27.5% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.   Our independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting and management’s assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon.  It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and our independent registered public accounting firm, Ernst & Young LLP:  (a) the audited financial statements for the fiscal year ended December 31, 2006; (b) the effectiveness of our internal control over financial reporting and management’s assessment thereof; and (c) the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and Rule 2-07 of SEC Regulation S-X.  These required communications addressed, among other topics, the independent registered public accounting firm’s responsibility under the standards of the PCAOB; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the independent registered public accounting firm and management.  The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP the firm’s independence.  The Audit Committee also considered the compatibility of non-audit services provided to Vishay by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2006 did not impair the independent registered public accounting firm’s independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2005 and 2006 are shown under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007, but the Committee has determined in accordance with our historical practices to submit the appointment for ratification by stockholders (See Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Thomas C. Wertheimer, Chairman
Zvi Grinfas
Wayne M. Rogers

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of our independent registered public accounting firm.  The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007, as well as to audit the effectiveness of our internal control over financial reporting and management’s assessment thereof. Ernst & Young LLP has served as our independent registered public accounting firm since 1968.  Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings); acquisition or disposition related diligence activities; internal control review and compliance; interpretation and compliance with accounting and accounting-related disclosure rules and standards; certain attest services; domestic and international tax planning and compliance; and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to Vishay in 2006 and 2005.  These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees.  The nature of the services provided in each category is described following the table.

	2006	2005

Audit fees	$6,300,000	$6,000,000
Audit-related fees	300,000	200,000
Tax fees	900,000	1,200,000
All other fees	100,000	100,000

Total fees	$7,600,000	$7,500,000

Audit fees.  These fees generally consist of professional services rendered for the audits of the consolidated financial statements of Vishay and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-related fees.  These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay’s financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans.

Tax fees.  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees.  These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

Vishay did not make use in fiscal 2006 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Audit Committee and the Board of Directors recommend that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On April 5, 2007, Vishay had outstanding 170,123,798 shares of common stock, each of which entitles the holder to one vote, and 14,358,361 shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

The following table shows the number of shares of Vishay common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each “Named Executive Officer” identified under “Executive Compensation,” (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of Vishay common stock or the Class B common stock.

	Common Stock			Class B Common Stock

Name	Amount and Nature of Beneficial Ownership	Right to Acquire Ownership Under Options Exercisable within 60 days	Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power

Directors and Executive Officers
Dr. Felix Zandman	153	1,011,626	*	14,262,316	(1)	99.3%	45.5%
Zvi Grinfas	1,000	—	*	—		—	*
Richard N. Grubb	60,393	188,909	*	—		—	*
Eliyahu Hurvitz	11,996	—	*	—		—	*
Dr. Abraham Ludomirski	1,000	—	*	—		—	*
Dr. Gerald Paul	62,004	188,909	*	—		—	*
Wayne M. Rogers	19,342	—	*	—		—	*
Ziv Shoshani	6,376	52,500	*	—		—	*
Mark I. Solomon	16,552	—	*	—		—	*
Thomas C. Wertheimer	1,400	—	*	—		—	*
Marc Zandman	4,278	52,500	*	1,500	(2)	*	*
Ruta Zandman(3)	1,159	—	*	8,000,100	(3)	55.7%	25.5%
All Directors and Executive Officers as a group (12 Persons) c/o Vishay Intertechnology, Inc. 63 Lancaster Avenue Malvern, PA 19355	185,653	1,494,444	*	14,263,816		99.3%	46.0%
FMR Corp.(4) 82 Devonshire Street Boston, MA 02109	12,590,461	—	7.4%	—		—	4.0%
AXA Financial, Inc.(5) 1290 Avenue of the Americas New York, NY 10104	12,082,178	—	7.1%	—		—	3.9%

* Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)

Includes 617,734 shares of Class B common stock directly owned by Dr. Felix Zandman, 8,000,100 shares held in a family trust, of which Dr. Zandman is the trustee and over which Dr. Zandman shares voting and dispositive control with Mrs. Ruta Zandman, and 5,644,482 shares held in a voting trust, of which Dr. Zandman is the trustee and over which Dr. Zandman has sole voting control.  The shares held in the voting trust consist of 3,134,074 shares deposited by the Estate of Mrs. Luella B. Slaner and 2,510,408 shares deposited by Mrs. Slaner’s children and various trusts for the benefit of Mrs. Slaner’s children and grandchildren. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of Dr. Zandman, but will terminate at any earlier time upon the due execution and acknowledgment by the trustee of a deed of termination, duly filed with the registered office of Vishay.

(2)	Includes 750 shares of Class B common stock directly owned by Marc Zandman and 750 shares of Class B common stock owned by Marc Zandman’s minor child.

(3)

Includes 8,000,100 shares of Class B common stock held in a family trust, of which Dr. Felix Zandman is the trustee and over which Mrs. Zandman shares voting and dispositive control with Dr. Zandman.  Excludes 617,734 shares of Class B common stock directly owned by Dr. Zandman; however, Mrs. Zandman has the authority to vote Dr. Zandman’s directly owned Vishay shares in the event of his incapacity.

(4)

Based on information provided in a Schedule 13G filed on February 14, 2007 by FMR Corp., on behalf of itself and Fidelity Management & Research Company (“Fidelity”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940; Fidelity Management Trust Company, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (the “1934 Act”); Strategic Advisers, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Pyramis Global Advisors, LLC, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940; Fidelity International Limited (“FIL”), a qualified institution under Section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000; and various foreign-based subsidiaries that provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.  FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act.  Therefore, they are each of the view that the shares held by the other entities need not be aggregated for the purposes of Section 13(d).  However, FMR Corp. made the filing on Schedule 13G on a voluntary basis as if all of the shares are beneficially held by FMR Corp. and FIL on a joint basis.  According to the Schedule 13G, FMR Corp. may be deemed to have sole power to vote or to direct the vote of 1,864,740 shares; no shared power to vote or to direct the vote of any shares; sole power to dispose or to direct the disposition of 12,590,461 shares; and no shared power to dispose or to direct the disposition of any shares.  Power to vote or direct the voting of the shares owned directly by the Fidelity Funds resides with the Funds’ Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.  The Schedule 13G further states that the reported shares of common stock include 1,641,449 shares that would be derived from the conversion of $34,930,000 principal amount of Vishay’s 3-5/8% convertible subordinated notes due 2023, held indirectly by the reporting persons.

(5)

Based on information provided in a Schedule 13G filed on February 14, 2007 by AXA Financial, Inc.; AXA, which owns AXA Financial Inc., and three French mutual insurance companies, ASA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (“Courtage”) (collectively, the “Mutuelles AXA”), which as a group control AXA.  According to the Schedule 13G, Mutuelles AXA may be deemed to have sole power to vote or direct the vote with respect to 7,892,137 shares of common stock; shared power to vote or direct the vote of 32,683 shares; sole power to dispose or direct the disposition with respect 12,082,178 shares; and shared power to dispose or direct the disposition with respect to 135 shares. AXA Financial, Inc. may be deemed to have sole power to vote or direct the vote with respect 3,770,180 shares of common stock; shared power to vote or direct the vote with respect to 32,683 shares; sole power to dispose or direct the disposition with respect to 4,523,861 shares; and shared power to dispose or direct the disposition with respect to 135 shares.  AXA may be deemed to have sole power to vote or direct the vote with respect to 7,892,137 shares of common stock; shared power to vote or direct the vote of 32,683 shares; sole power to dispose or direct the disposition with respect 12,082,178 shares; and shared power to dispose or direct the disposition with respect to 135 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our stock in filings with the SEC.  Copies of these reports are also required to be supplied to Vishay. Vishay believes, based solely on a review of the copies of such reports received, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2006, except that we are aware that a Form 4 for Mr. Gazeau, relating to the exercise of certain stock options and the sale of the underlying shares, was filed approximately two weeks late, and that Forms 4 for each of the named executive officers related to the annual grants of phantom stock units for each of the years 2004, 2005, and 2006 were inadvertently not filed until recently.

Compensation Committee Interlocks and Insider Participation

Dr. Ludomirski and Messrs. Hurvitz and Solomon are members of the Compensation Committee.  While serving on the Compensation Committee, the members thereof may not be awarded common stock or options under the stock plans or the stock option programs administered by the Compensation Committee.  As noted above, Dr. Zandman and his family have approximately $1 million invested in various funds managed by the CMS Companies, of which Mr. Solomon is the Chairman.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

The named executive officers of Vishay, along with their respective ages and positions with Vishay, as of April 5, 2007, are as follows:

Name	Age	Position

Felix Zandman*	78	Executive Chairman of the Board, Chief Technical and Business Development Officer
Gerald Paul*	58	Chief Executive Officer, President and Director
Marc Zandman*	45	Vice Chairman of the Board, Chief Administration Officer, President – Vishay Israel Limited
Richard N. Grubb	60	Executive Vice President, Treasurer, and Chief Financial Officer
Ziv Shoshani*	41	Executive Vice President, Chief Operating Officer, and Director

*	Biography is provided with Board of Directors.

Richard N. Grubb has been Treasurer and Chief Financial Officer of Vishay since 1994, and has been an Executive Vice President of Vishay since 1996. Mr. Grubb has been associated with Vishay in various capacities since 1975, and was a Director from 1994 to 2003.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under “Compensation Disclosure and Analysis.”

Compensation Disclosure and Analysis

Overview

The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the Chief Executive Officer, recommending to the Board of Directors the compensation of other executive officers, and for administering Vishay’s incentive compensation and equity based plans.  Other than with respect to the Chief Executive Officer, the Board of Directors makes the final determination with respect to compensation of Vishay’s senior executives.

In 2004, under the direction of its Compensation Committee, Vishay engaged in a major review and overhaul of the compensation practices for its named executive officers.  In connection with this review, the Compensation Committee engaged Mullin Consulting, currently MullinTBG, a nationally known and recognized executive compensation consulting firm.  The Committee was also in regular communication with Dr. Zandman, Dr. Paul, and Mr. Grubb concerning this project.  As a consequence of this review, Vishay (and where relevant, certain of its subsidiaries) entered into comprehensive employment agreements and other arrangements with each of its named executive officers.  These agreements and arrangements, except for base salaries, have remained unchanged since that time and have governed the compensation paid and awarded to the executive officers over the past three years, including the year ended December 31, 2006.

The Compensation Committee, in consultation with Dr. Zandman, Dr. Paul, and Mr. Grubb, determined to undertake a review this year of our executive officers’ compensation arrangements and engaged MullinTBG and Mercer and Co., another nationally recognized executive compensation consultant, to assist in this review.  This review is on-going, with the expectation that the Committee will consider whether any changes should be made to the existing compensation regime for implementation in 2008.  If the Committee determines to make changes in the executive’s compensation packages, it will deliver its recommendations to the full Board and will negotiate with the executives over modifications to their existing employment agreements.

Compensation perspective of the Committee generally

In 2004, the Compensation Committee crafted the compensation packages for Vishay’s executive officers with a view to the roles that each was expected to play over the medium term in Vishay’s operations, development, and strategic planning.  Over the past three years, the executives have continued to function in the anticipated roles, so that the Committee believes that the determinations made in 2004 continue to be relevant and appropriate to our compensation philosophy.

Although Dr. Zandman was our chief executive officer in 2004, it was contemplated that he would relinquish that position to focus full time on technical and business development issues.  This occurred effective January 1, 2005.  Vishay has always viewed its internal growth through technical advance and its external growth through strategic acquisitions as the primary drivers of stockholder value.  Dr. Zandman had been responsible for these areas in the past and, because he would remain with these responsibilities going forward, the Committee determined that it was appropriate for Dr. Zandman’s compensation to continue to reflect his role as chief architect of our growth and success.

Dr. Paul and Mr. Grubb, working with Dr. Zandman and each other, have had senior responsibility for our overall business and financial affairs, respectively, and have been instrumental as well in promoting our strategic advances.  With the assumption by Dr. Paul of the duties of chief executive officer in 2005, certain responsibilities shifted from Dr. Zandman to Dr Paul, but the collective leadership function of the three most senior executives remained intact.  The compensation of Dr. Paul and Mr. Grubb reflects their positions and responsibilities at the most senior executive level.

Our succession plan provides for the gradual transition of Mr. Zandman and Mr. Shoshani into the roles of senior management upon the eventual retirement of Drs. Zandman and Paul.  The responsibilities of these executives have been increasing so that, for example, since the inception of the agreements in 2004, Mr. Zandman has become Chief Administrative Officer of Vishay and Mr. Shoshani has succeeded Dr. Paul in the position of Chief Operating Officer.  The compensation of these executives is intended to reflect their transitional status.  Currently, Mr. Zandman and Mr. Shoshani report to Dr. Paul, and their compensation in part is subject to Dr. Paul’s annual assessment of their performance.

The compensation arrangements were embodied in agreements with each of the executives, with the expectation that they would remain in place for a period of time.  The agreements have an evergreen feature, whereby at the end of each year another year is added, so that effectively the agreements always have three remaining years in their term.  As a consequence, the compensation arrangements can only be modified with the respective executives’ consent, without which, the executive would otherwise have the right to terminate employment and receive severance pay.  Given the longstanding employment relationship with, and other ties to, Vishay of each of the executives, the Compensation Committee did not believe that the evergreen feature would impede change in the executive compensation structure for senior management, where such change would be desirable and in the best interests of Vishay.

Compensation Components

The components of the compensation packages for our named executive officers have included base salary, commensurate with the roles and responsibility of the executives discussed above; annual performance based bonuses; deferred compensation; and customary welfare and retirement benefits.  The basic compensation packages for Drs. Zandman and Paul and Mr. Grubb have generally been congruent, with certain variations reflecting their  respective positions.  On the advice of its consultants, the Compensation Committee believes that the elements of compensation and their balance are generally in line with compensation arrangements at other public companies of Vishay’s size and within its sector.

The packages also include severance benefits that the Compensation Committee believes, on advice of its consultants, are consistent with severance programs for similarly situated senior executives at comparable public companies.

Base salary

The minimum base salary levels for the named executive officers are fixed in the 2004 employment agreements.  The Compensation Committee determined the minimum base salaries in 2004 in consultation with Mullin Consulting, based upon the executives’ salary levels in force at the time, then present responsibilities and expectations with respect to future responsibilities and a comparison to peer group executive salaries.

The Compensation Committee reviews the base salary levels each year to determine whether any increase would be appropriate.  In this process, the Committee may consider the prior years’ compensation level of the executives, our recent operating results, other components of the executive pay packages, perceived salary trends in executive base salary among our peer group and, in the case of executives other than Dr. Paul and Dr. Zandman, input from our Chief Executive Officer on executive performance.

Incentive compensation

Dr. Zandman, Dr. Paul, and Mr. Grubb participate in the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “162(m) Plan”) based on “adjusted net income,” as described below.  Mr. Zandman and Mr. Shoshani receive a discretionary performance bonus of up to 42.5% of base salary, as determined by the Compensation Committee, based on their individual performance and, in part, based on the adjusted net income of Vishay.

Over many years, we have viewed adjusted net income as the primary indicator of the performance of our senior management team.   As more specifically addressed below, adjusted net income refers to net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted to eliminate the after tax effects of items, positive or negative, that do not relate to our intrinsic operations.  These items include, among others, restructuring and severance charges, inventory write-downs and related charges, and individually material unusual gains or losses that impact GAAP net income.  We utilize this measure in part because it eliminates factors that mask the actual performance of on-going operations and because of its currency with other public company industry participants.  Accordingly, the Compensation Committee has determined that the incentive compensation of Drs. Zandman and Paul and Mr. Grubb should be primarily in the form of a percentage of adjusted net income, with a cap or other feature to avoid compensation that in fact or in appearance might be deemed excessive.

The 162(m) Plan provides an annual bonus as a percentage of our adjusted net income.  Dr. Zandman’s bonus is equal to 3.0% of adjusted net income and Dr. Paul and Mr. Grubb’s bonuses each are equal to 1% of adjusted net income.  Each of Dr. Zandman, Dr. Paul and Mr. Grubb’s bonuses under the 162(m) Plan is limited to three times the executive’s base salary.

In recent years, the Compensation Committee has not been inclined to award significant amounts of equity-based compensation, and the 2004 employment arrangements with our executive officers reflect this approach.  In part, the Committee’s determination not to rely on equity-based compensation was motivated to avoid dilution of the interests of stockholders generally.  Also, this approach is a reflection of our stock performance, which in recent years, in the view of the Committee, has not accurately mirrored our operating performance in comparison to our peers.  The Committee is now reviewing this policy, with the possibility that equity awards may in the future figure more prominently in the compensation of executive officers and others.  For example, in recognition of our exemplary operating performance in 2006, as measured by improvements in net income and adjusted net income, the Committee determined to make special grants of options to the named executive officers and certain other employees, as discussed below.

Deferred compensation

The named executive officers participate in a nonqualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code.  Vishay annually contributes $150,000 to this plan on behalf of Dr. Zandman, and $100,000 for each of the other named executive officers, pursuant to their respective employment agreements.

As noted, each of the named executive officers has a long-standing relationship with Vishay, and the expectation exists that each will continue to serve Vishay for so long as their services are desired and they can make effective management contributions.  The Committee therefore considers this deferred compensation in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time.  The deferral is also intended to delay payment until such time as the compensation should be deductible under Section 162(m) of the Internal Revenue Code.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment.  Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation.  All of the named executive officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2006 was “above market” or “preferential.”

Phantom stock units

The Compensation Committee also determined to award deferred compensation in the form of phantom stock units to each of the executives.   The Senior Executive Phantom Stock Plan was approved by stockholders at the 2004 annual meeting.  Similar to the deferred cash compensation described above, the Committee considers the grant of phantom stock units in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time.

Deferred equity compensation consists of 5,000 phantom stock units per year per named executive officer.  The number of shares to be granted annually was determined based on the market price of Vishay common stock in 2004, at the time the deferred compensation program was crafted, of approximately $20 per share, so that the deferred cash and stock compensation would be of similar magnitude.  The Compensation Committee determined not to grant $100,000 in value of phantom stock units annually, because this could have the effect of inappropriately rewarding executives with more shares when stock prices declined.  Accordingly, the Committee elected to maintain a level award of phantom stock units to the executives from year to year.  The cumulative increase in the number of phantom stock units held by the executives over time also is intended to strengthen the alignment of executive and stockholder interests in the long term appreciation of Vishay’s equity value.

Severance

The Compensation Committee believes that severance payments in the event of an involuntary termination of employment are part of a standard compensation package for senior executives.  Also, the changes in management roles anticipated when the compensation program was developed in 2004 may have created some uncertainty regarding the continuity of employment of the executives other than Dr. Zandman.  Consequently, the Committee included customary severance provisions for the named executive officers in their 2004 contracts.

Retirement benefits

The Compensation Committee believes that providing an adequate pension benefit commensurate with position is essential to retaining qualified individuals for long-term employment.  Vishay maintains pension programs for most employees in the U.S. and Germany, including its executive officers.  With the exception of Dr. Zandman’s pension, as discussed below, the retirement benefits for executive officers are not materially preferential to those of other employees.

Perquisites

We provide executive officers with perquisites and other personal benefits that Vishay and the Compensation Committee believe are reasonable and consistent with our overall compensation program.  These perquisites are not intended, however, to constitute a material portion of the executive’s compensation packages.  In general, the perquisites, while not integral to the performance of an executive’s duties, must bear some relationship to the executive’s employment and be of perceived benefit to Vishay.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

2006 Executive Compensation

The components of 2006 compensation for named executive officers were largely consistent with their employment agreements and consisted of:

•	base salary;

•	cash and equity performance-based bonuses;

•	deferred compensation;

•	other equity compensation;

•	severance and change in control benefits;

•	retirement benefits; and

•	perquisites and other personal benefits.

The tables and accompanying footnotes that follow provide additional information regarding the compensation earned, held by, or paid to each of our named executive officers in 2006.

Additional considerations of the Committee are discussed below.

Base salary

Base salaries for each of the named executive officers were the same for 2004 and 2005.  On March 7, 2006, the Compensation Committee approved a revised base salary for Dr. Paul for 2006.  Also on March 7, 2006, the Board approved the revised base salaries of Vishay’s other executive officers (excluding Dr. Zandman) on the recommendation of the Compensation Committee.  Dr. Zandman’s base salary has remained unchanged since 1998.

Performance-based bonus

Dr. Zandman, Dr. Paul, and Mr. Grubb receive a bonus in accordance with the 162(m) Plan, and Mr. Zandman and Mr. Shoshani receive a discretionary performance bonus.  The bonuses for Dr. Zandman, Dr. Paul, and Mr. Grubb are limited to three times base salary by the terms of the 162(m) Plan, and the discretionary bonuses for Mr. Zandman and Mr. Shoshani are limited to 42.5% of base salary.

Stock options

In recommending adoption of the amendments to the 162(m) Plan in 2004, with the limitation on awards referred to above, the Compensation Committee contemplated levels of adjusted net income in the range of $100 million.  Adjusted net income for 2006 was almost double this amount, was more than double the adjusted net income achieved in 2005, and exceeded our performance in any prior year with the exception of 2000, where results reflected unique and exceptionally favorable market conditions.   The following table summarizes net income and adjusted net income for 2006, 2005, and 2004 (in millions):

	2006	2005	2004

Net income	$139.7	$62.3	$44.7
Adjusted net income	196.1	92.9	103.9

Accordingly, on February 27, 2007, the Compensation Committee determined to award a special stock option grant to these executive officers and certain other employees in light of this performance.  The Committee elected to make the additional award in the form of stock options, under Vishay’s existing stockholder-approved 1998 Stock Option Program, both to preserve deductibility under Section 162(m) of the Internal Revenue Code and because the Committee believes that a more sizeable equity component to executive compensation may be advisable on a going forward basis.

Due to limitations on the number of options that can be granted to an individual in a year under the Program, the grants for Drs. Zandman and Paul and Mr. Grubb are subject to stockholder approval (see Proposal Three).

Modifications to Employment Agreements in 2007

The employment agreements with the named executive officers have remained substantially unchanged since 2004.

At a joint Compensation Committee / Board of Directors meeting on February 27, 2007, the Compensation Committee of the Board of Directors approved Dr. Paul’s base salary for 2007 and the Board of Directors approved the base salaries of Vishay’s other executive officers, on the recommendation of the Compensation Committee. The base salaries for 2007 are set forth below:

Name	2007 Base Salary

Dr. Felix Zandman	$975,000(1)
Dr. Gerald Paul	€703,529 (approximately $914,000)(2)
Richard N. Grubb	$468,000
Marc Zandman	NIS 1,374,861 (approximately $327,000)(3)
Ziv Shoshani	NIS 1,160,704 (approximately $276,000)(3)

(1) – No change from prior year.
(2) – Salary will be paid in Euro.
(3) – Salary will be paid in Israeli shekels.

Additionally, given that Mr. Zandman and Mr. Shoshani are residents of Israel and given large fluctuations in the exchange rates between the Israeli shekel and U.S. dollar, the Compensation Committee modified their employment agreements in 2007 to have their base salaries and bonuses denominated in Israeli shekels.

The other terms and conditions of the employment agreements with these respective executive officers are unchanged.

As described above, the Compensation Committee determined to undertake a comprehensive review of our executive officers’ compensation arrangements and engaged consultants to assist in this review.  Changes, if any, are not expected to be in effect until 2008.

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Zandman and Mr. Shoshani are employed by Vishay Israel Ltd., an Israeli subsidiary of Vishay Intertechnology, Inc. and are residents of Israel.  As a result, they are entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other named executive officers, including:

•	advanced training fund, 7.5% of base salary

•	severance fund, 8.33% of base salary

•	disability insurance, 2.5% of base salary

•	pension fund, 5% of base salary

These benefits are required by Israeli law and employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for these executives.

Foreign currency considerations

Dr. Paul is employed by Vishay Europe GmbH, a German subsidiary of Vishay Intertechnology, Inc., and is a German citizen.  Accordingly, our employment agreement with Dr. Paul provides for his base salary to be denominated (and paid) in Euro.  The recent weakening of the U.S. dollar versus the Euro has effectively increased the amounts reported in U.S. dollars as compensation for Dr. Paul.

Furthermore, as described above, the Compensation Committee modified the employment agreements for Mr. Zandman and Mr. Shoshani in 2007 to have their base salaries denominated (and paid) in Israeli shekels.  The weakening of the U.S. dollar versus the Israeli shekel has effectively increased the 2007 base salary amounts reported in U.S. dollars for Mr. Zandman and Mr. Shoshani.

The Compensation Committee evaluates the effect of foreign currency conversion rates in formulating the overall compensation package for these executives.

Tax deductibility of executive compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the four highest paid other executive officers.  However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million.  As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Vishay believes that the compensation generally is fully deductible for federal income tax purposes.  The annual bonus for Dr. Zandman, Dr. Paul, and Mr. Grubb is based on Vishay’s earnings, and therefore qualifies as performance-based compensation.  All stock options awarded by Vishay also qualify as performance-based compensation.

In certain situations, the Compensation Committee may approve compensation that will not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers.  The 2004 employment agreements provide for mandatory deferral of any such compensation until the payment of the compensation would be deductible by Vishay for federal income tax purposes.   Vishay did not award any such compensation in 2006.

Nonqualified deferred compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A to the Internal Revenue Code, which changed the tax rules applicable to nonqualified deferred compensation arrangements.  A violation of these new rules could result in the imposition of a 20% penalty tax on the affected executives. While the final regulations have not become effective yet, Vishay believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.  The Compensation Committee, through its legal counsel, is monitoring compliance with Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis.  Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Eliyahu Hurvitz, Chairman
Dr. Abraham Ludomirski
Mark I. Solomon

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes information regarding compensation earned, held by, or paid to our named executive officers during 2006.  The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment agreements with each named executive officer described in “Compensation Disclosure and Analysis,” and the “Grants of Plan Based Awards,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation” tables on the pages which follow.

	Year (b)	Salary (1) ($) (c)	Bonus (2) ($) (d)	Stock Awards (3) ($) (e)	Options Awards (4) ($) (f)	Non-Equity Incentive Plan Comp. (2) ($) (g)	Change in Pension Value and Non- qualified Deferred Comp. Earnings (5) (6) ($) (h)	All Other Comp. (7) ($) (i)	Total ($) (j)
Name and Principal Position (a)

Dr. Felix Zandman	2006	975,000	—	69,550	8,229	2,925,000	—	202,821	4,180,600
Executive Chairman of the Board and Chief Technical and Business Development Officer
Dr. Gerald Paul	2006	830,000	—	69,550	5,486	1,965,788	186,095	137,500	3,194,419
President and Chief Executive Officer (8)
Richard Grubb	2006	450,000	—	69,550	5,486	1,350,000	76,077	129,570	2,080,683
Executive Vice President, Treasurer and Chief Finanical Officer
Marc Zandman	2006	240,000	115,705	69,550	3,657	—	1,494	174,117	604,523
Vice Chairman of the Board, Chief Administration Officer, and President - Vishay Israel Ltd. (9)
Ziv Shoshani	2006	205,000	83,921	69,550	3,657	—	1,545	160,343	524,016
Executive Vice President and Chief Operating Officer (10)

(1)

Column (c) reflects base salary earned during 2006 and, for Dr. Zandman and Mr. Grubb, includes amounts deferred in accordance with the provisions of our 401(k) plan.  Dr. Paul’s employment agreement specifies that his salary be paid in foreign currency (Euro).  The amounts presented above have been converted into U.S. dollars at the weighted average exchange rate for the year.

(2)

Column (d) reflects bonuses for Mr. Zandman and Mr. Shoshani, which are discretionary and not based on a formula.  Bonuses for Drs. Zandman and Paul and Mr. Grubb are paid pursuant to Vishay’s 162(m) Cash Bonus Plan and are thus considered non-equity incentive compensation and included in Column (g).  Dr. Zandman’s bonus is based on a formula of 3.0% of Adjusted Net Income, and bonuses for Dr. Paul and Mr. Grubb are based on a formula of 1.0% of Adjusted Net Income.  Bonuses under Vishay’s 162(m) Cash Bonus Plan are capped at three times base salary.  Bonuses for to Dr. Paul, Mr. Zandman, and Mr. Shoshani are paid in foreign currency (Euro, Israeli shekel, and Israeli shekel, respectively) and are reflected in the table at the weighted average exchange rate for the year.

(3)

Column (e) represents the grant-date fair value of 5,000 phantom stock units awarded annually to each named executive officer pursuant to the terms of their employment agreements.  The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(4)

Column (f) represents the amount recognized as expense by Vishay for financial statement reporting purposes with respect to stock options held by the named executive officers during 2006 and does not reflect the value of shares actually received during 2006 or which may be received in the future with respect to such stock options.  These amounts are based on the grant-date fair value of stock option grants and are recognized over the vesting periods of the respective awards.  There can be no assurance that the grant-date fair value of these awards will ever be realized.  The assumptions used in computing the grant-date fair value are included in Note 1 to Vishay’s consolidated financial statements for the year ended December 31, 2006, included in its Annual Report on Form 10-K.  The amounts realized in 2006 by Dr. Zandman with respect to options exercised appears in Columns (b) and (c) of the “Option Exercises and Stock Vested” table.  As indicated on the “Option Exercises and Stock Vested” table, Dr. Paul, Mr. Grubb, Mr. Zandman, and Mr. Shoshani did not receive cash or stock from the exercise of any option awards in 2006.

(5)

Column (h) reflects the change in the actuarial present value of the named executive officer’s pension and other postemployment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the 2005 consolidated financial statements to the plan measurement date used in preparing  the 2006 consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements.  For Dr. Paul, conversion of his Euro-denominated pension benefit into U.S. dollars had the impact of increasing the amount disclosed by $135,000.  Column (h) does not include any amounts for the benefits payable to Dr. Zandman, because changes in actuarial assumptions reduced the present value of Dr. Zandman’s accumulated benefit by $2,017,000 compared to December 31, 2005.  See the “Pension Benefits” table for more information on the benefits payable to the named executive officers under their respective pension plans.

(6)

The named executive officers also participate in our nonqualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2006 was “above market” or “preferential.”  Consequently, no deferred compensation plan earnings are included in the amounts reported in Column (h).  See the “Nonqualified Deferred Compensation” table for more information on the benefits payable under the nonqualified deferred compensation plan.

(7)

All other compensation includes amounts deposited on behalf of each named executive officer into Vishay’s nonqualified deferred compensation plan pursuant to the employment agreements with each named executive officer, personal use of company car, Company match on 401(k) contributions, benefits generally available to employees in Israel, and other perquisites, as described below (asterisk denotes amounts paid in foreign currency and translated at average exchange rates for the year):

Dr. Felix Zandman	$150,000	Company contribution to non-qualified deferred compensation plan
	22,200	Personal use of Company car
	4,200	Company match to 401(k) plan
	15,297	Company-paid medical costs
	11,124	Company-paid life insurance costs
Dr. Gerald Paul	$100,000	Company contribution to non-qualified deferred compensation plan
	37,500	Personal use of Company car*
Richard Grubb	$100,000	Company contribution to non-qualified deferred compensation plan
	20,114	Personal use of Company car
	4,200	Company match to 401(k) plan
	1,693	Company-paid medical costs
	3,563	Company-paid life insurance costs
Marc Zandman	$100,000	Company contribution to non-qualified deferred compensation plan
	10,094	Personal use of Company car*
	64,023	Israeli employment benefits*
Ziv Shoshani	$100,000	Company contribution to non-qualified deferred compensation plan
	11,205	Personal use of Company car*
	49,138	Israeli employment benefits*

(8)	Dr. Paul was Chief Operating Officer through December 31, 2006.

(9)	Mr. Zandman was appointed Chief Administration Officer effective January 1, 2007.

(10)	Mr. Shoshani was appointed Chief Operating Officer effective January 1, 2007 and was Deputy Chief Operating Officer during 2006.

Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each named executive officer during 2006.  The information included in the table should be read in conjunction with the footnote which follows, and the description of Vishay’s Senior Executive Phantom Stock Plan described in “Compensation Disclosure and Analysis.”

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Incentive Plan Equity Awards			All Other Stock Awards: Number of Shares of Stock or Units (1) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)

	Grant Date (b)	Thres- hold ($) (c)	Target (#) (d)	Max. (#) (e)	Thres- hold (#) (f)	Target (#) (g)	Max. (#) (h)
Name (a)

Dr. Felix Zandman	1/3/2006	—	—	—	—	—	—	5,000	—	—	$69,550
Dr. Gerald Paul	1/3/2006	—	—	—	—	—	—	5,000	—	—	$69,550
Richard Grubb	1/3/2006	—	—	—	—	—	—	5,000	—	—	$69,550
Marc Zandman	1/3/2006	—	—	—	—	—	—	5,000	—	—	$69,550
Ziv Shoshani	1/3/2006	—	—	—	—	—	—	5,000	—	—	$69,550

(1)

Amounts in this column represent the grant-date fair value of 5,000 phantom stock units awarded annually to each named executive officer pursuant to the terms of their employment agreements. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

Outstanding Equity Awards

The following table provides information regarding unexercised stock options held by our named executive officers as of December 31, 2006.  There are no outstanding unvested stock awards.

	Option Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Dr. Felix Zandman	200,000	—	—	$10.89	5/21/2008
	347,813	—	—	$12.53	5/21/2008
	347,813	—	—	$13.61	5/21/2008
	48,500	—	—	$5.60	10/6/2008
	40,500	—	—	$15.33	10/8/2009
	27,000	—	—	$25.13	10/12/2010
Total	1,011,626	—	—
Dr. Gerald Paul	27,189	—	—	$12.53	5/21/2008
	88,595	—	—	$13.61	5/21/2008
	28,125	—	—	$5.60	10/6/2008
	27,000	—	—	$15.33	10/8/2009
	18,000	—	—	$25.13	10/12/2010
Total	188,909	—	—
Richard Grubb	27,189	—	—	$12.53	5/21/2008
	88,595	—	—	$13.61	5/21/2008
	28,125	—	—	$5.60	10/6/2008
	27,000	—	—	$15.33	10/8/2009
	18,000	—	—	$25.13	10/12/2010
Total	188,909	—	—
Marc Zandman	22,500	—	—	$5.60	10/6/2008
	18,000	—	—	$15.33	10/8/2009
	12,000	—	—	$25.13	10/12/2010
Total	52,500	—	—
Ziv Shoshani	22,500	—	—	$5.60	10/6/2008
	18,000	—	—	$15.33	10/8/2009
	12,000	—	—	$25.13	10/12/2010
Total	52,500	—	—

On February 27, 2007, the Compensation Committee made a special stock option grant to the named executive officers and certain other employees. The options will vest ratably over a six year period and have other terms and conditions consistent with the 1998 Stock Option Program. These grants are not reflected in the table above.

The options granted to the named executive officers are as follows:

Name	Options Granted

Dr. Felix Zandman	210,000
Dr. Gerald Paul	140,000
Richard N. Grubb	70,000
Marc Zandman	25,000
Ziv Shoshani	25,000

Due to limitations on the number of options that can be granted to an individual in a year under the 1998 Program, the grants for Drs. Zandman and Paul and Mr. Grubb are contingent upon stockholder approval (see Proposal Three).  The grants for Mr. Zandman and Mr. Shoshani were effective on February 27, 2007 and have an exercise price of $14.25, the closing price for Vishay common stock on the date of grant.

Option Exercises and Stock Vested

The following table provides information with regard to amounts paid to or received by our named executive officers during 2006 as a result of the exercise of stock options.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Dr. Felix Zandman	149,938	626,028	—	—
Dr. Gerald Paul	—	—	—	—
Richard Grubb	—	—	—	—
Marc Zandman	—	—	—	—
Ziv Shoshani	—	—	—	—

Pension Benefits

Vishay maintains various retirement benefit plans and arrangements.

Dr. Zandman’s employment agreement provides an annual retirement benefit equal to 50% of his average base pay and bonus for the five years preceding his retirement (but not to exceed $1 million annually).  These benefits are fully vested.  Dr. Zandman does not participate in any of Vishay’s defined benefit retirement plans.

Vishay Europe GmbH, a German subsidiary of Vishay, has a noncontributory defined benefit plan governed by German law covering its management and executive employees.  Dr. Paul is the only named executive officer that participates in this plan.  Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the three highest of his final ten years of employment (“final average compensation”).  The retirement benefit will not exceed 40% of such final average compensation, and the individual contractual pension amount will be reduced by pension amounts payable under the Company plan.  Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year with respect of such final average compensation.  The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul’s actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate.

In the United States, Vishay maintains a pension plan which provides defined benefits to U.S. employees whose benefits under the qualified pension plan would be limited by the Employee Retirement Security Act of 1974 (“ERISA”) and the Internal Revenue Code.   This plan is contributory and, other than the fact that it is nonqualified under ERISA, provides substantially the same benefits that are available under Vishay’s qualified retirement plan.  Mr. Grubb is the only named executive officer that participates in this plan.

As part of their respective employment agreements, each of the named executive officers and their surviving spouses are entitled to receive medical coverage up to a $15,000 annual premium value for life.  These benefits are fully vested.

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit (1) ($) (d)	Payments During Last Fiscal Year ($) (e)

Dr. Felix Zandman	Individual contractual pension arrangement	n/a	4,232,000	—
	Individual contractual post-employment medical arrangement	n/a	69,692	—
Dr. Gerald Paul	Vishay Europe GmbH Pension Plan and individual contractual arrangement	29	1,373,000	—
	Individual contractual post-employment medical arrangement	n/a	134,103	—
Richard Grubb	Vishay Nonqualified Retirement Plan (2)	11.5	445,000	—
	Individual contractual post-employment medical arrangement	n/a	138,747	—
Marc Zandman	Individual contractual post-employment medical arrangement	n/a	47,951	—
Ziv Shoshani	Individual contractual post-employment medical arrangement	n/a	24,170	—

(1)

These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to Vishay’s consolidated financial statements included in our 2006 Annual Report on Form 10-K.

(2)	Mr. Grubb elected to begin participating in this plan effective July 1, 1995, and received no credit for prior service.

Nonqualified Deferred Compensation

The named executive officers participate in a nonqualified deferred compensation plan, which is available to all employees which meet certain criteria under the Internal Revenue Code.  The named executive officers are entitled under their respective employment agreements to annual contributions by Vishay to this plan.  The named executive officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations.  None of the named executive officers have elected to defer additional amounts of compensation.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment.  Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation.  All of the named executive officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2006 was “above market” or “preferential.”

The following table sets forth information relating to the activity in the nonqualified deferred compensation plan accounts of the named executive officers during 2006 and the aggregate balance of the accounts as of December 31, 2006:

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year (1) ($) (c)	Aggregate Earnings in Last Fiscal Year (2) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)

Dr. Felix Zandman	—	150,000	21,639	—	494,179
Dr. Gerald Paul	—	100,000	14,426	—	329,453
Richard Grubb	—	100,000	14,426	—	329,453
Marc Zandman	—	100,000	37,921	—	356,228
Ziv Shoshani	—	100,000	13,652	—	328,679

(1)	These amounts are included in Column (i) of the “Summary Compensation Table” as a component of “All Other Compensation.”

(2)

No portion of the earnings credited during 2006 was “above market” or “preferential.”  Accordingly, no amounts related to earnings on deferred compensation have been included in the “Summary Compensation Table.”

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our named executive officers provide incremental compensation in the event of termination, as described below.  Vishay does not provide any severance or other benefits specifically upon a change in control. Termination of employment also impacts outstanding stock options, phantom stock units, and nonqualified deferred compensation balances.

Executives other than Dr. Zandman

With the exception of Dr. Zandman’s employment arrangements, the executive employment contacts contain severance provisions providing generally for 3 years of compensation in the case of a termination without cause or a voluntary termination by the executive for Good Reason (as defined in the employment agreement).  Specifically, severance items include:

•	salary continuation for three years;
•	5,000 shares of common stock annually for three years. Because these shares are granted after termination of employment, actual shares – rather than phantom stock units – are granted;
•	bonus for the year of termination;
•	$1,500,000 lump sum cash payment. This payment replaces the annual deferred compensation credits and the annual bonus for the 3-year severance period;
•	lifetime continuation of executive’s life insurance and medical benefit up to $15,000 annual premium value.

In addition, Dr. Paul will receive payment of his individual contractual pension in the event of a termination for any reason, as well as accrued benefits under the Vishay Europe GmbH pension plan.

In addition, Mr. Grubb will receive accrued benefits under the Vishay Nonqualified Retirement Plan in the event of a termination for any reason.

Dr. Zandman

Due to Dr. Zandman’s unique position with Vishay, the Compensation Committee decided that any severance package for Dr. Zandman would be negotiated at the time of Dr. Zandman’s termination of employment.  Dr. Zandman’s employment agreement provides only that in the event of a termination by Vishay without cause or by Dr. Zandman for Good Reason (as defined in the employment agreement), Dr. Zandman will receive the annual bonus for the year of termination and the reactivation of a previously negotiated royalty arrangement.  Under the royalty agreement, Dr. Zandman would be entitled to a royalty during the ten years following the date of termination equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating any inventions made by Dr. Zandman after the date of the agreement.

Golden Parachute Gross-up

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain compensation paid upon a change in control if the compensation exceeds three times the executive’s average annual compensation.  Vishay does not provide any severance or other benefits specifically upon a change in control, but under the Internal Revenue Service interpretations of the Section 4999 rules, if a termination of employment occurred in connection with a change in control, the severance might be subject to the excise tax.  The 2004 employment agreements provide for Vishay to reimburse the named executive officers for any excise tax.  The Compensation Committee believes that it would be unfair for the executive to be taxed in such a case since the payments are not intended to be with respect to a change in control.

Impact on Nonqualified Deferred Compensation Balances

As described above, the named executive officers participate in a nonqualified deferred compensation plan. All of the named executive officers have elected to defer such compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.

Impact on Outstanding Stock Options

The named executive officers all have stock options outstanding that were granted under 1998 Stock Option Program.  Drs. Zandman and Paul and Mr. Grubb also have stock options outstanding that were granted under the 1997 Stock Option Program.   The outstanding stock options, by program as of December 31, 2006, are as follows:

Name	1997 Program	1998 Program

Dr. Felix Zandman	895,626	116,000
Dr. Gerald Paul	115,784	73,125
Richard Grubb	115,784	73,125
Marc Zandman	—	52,500
Ziv Shoshani	—	52,500

This table excludes the special stock option grant in 2007 described in this proxy statement (see Proposal Three).

Pursuant to the 1997 Stock Option Program, upon termination, an optionee has up to 30 months to exercise any vested options (limited by the expiration date of the respective options).

Pursuant to the 1998 Stock Option Program, upon termination by retirement, death, or disability, an optionee has up to 12 months to exercise any vested options (limited by the expiration date of the respective options).  Upon voluntary termination, the optionee has up to 60 days to exercise any vested options.  However, Vishay has, in the past, modified these terms as part of negotiated termination agreements.

Based on the year-end 2006 closing price of $13.54 for Vishay’s common stock on the New York Stock Exchange, the value of in-the-money options is as follows:

Name	Value

Dr. Felix Zandman	$1,266,381
Dr. Gerald Paul	$250,773
Richard Grubb	$250,773
Marc Zandman	$178,650
Ziv Shoshani	$178,650

Impact on Phantom Stock Units

Each of the named executive officers receives an annual grant of 5,000 phantom stock units pursuant to their respective employment agreements.  Upon termination of employment, each executive will receive one share of Vishay common stock for each phantom stock unit held.

The table below shows the total phantom stock units held by each of the named executive officers and the value of the underlying common stock at December 31, 2006:

Name	Phantom Stock Units	Value

Dr. Felix Zandman	15,000	$203,100
Dr. Gerald Paul	15,000	$203,100
Richard Grubb	15,000	$203,100
Marc Zandman	15,000	$203,100
Ziv Shoshani	15,000	$203,100

The table above excludes the 2007 annual grant to each named executive officer of 5,000 phantom stock units.

PROPOSAL THREE

APPROVAL OF 2007 SENIOR EXECUTIVE OPTION GRANTS
(AMENDMENT TO VISHAY’S 1998 STOCK OPTION PROGRAM)

Description of the Proposal

Under this proposal, stockholders are being asked to approve one time grants of stock options under Vishay’s 1998 Stock Option Program (the “1998 Program”) to Dr. Felix Zandman, Executive Chairman and Chief Technical and Business Development Officer; Dr. Gerald Paul, Chief Executive Officer; and Mr. Richard N. Grubb, Chief Financial Officer; in amounts that exceed the otherwise applicable grant limitation under the plan.  The requested approval is in the form of an amendment to the 1998 Program to permit these grants.  Section 4.1 of the 1998 Program would be amended under the proposal to provide as follows:

Notwithstanding the limitation contained in this Section 4.1, grants of options to acquire 210,000 shares of Common Stock to Dr. Felix Zandman, 140,000 shares of Common Stock to Dr. Gerald Paul and 70,000 shares of Common Stock to Mr. Richard Grubb, as approved at the 2007 annual meeting of stockholders of the Company, are authorized to be awarded under the Program.

Reasons for the Proposal

On February 27, 2007, the Compensation Committee approved special stock option grants to each of Vishay’s named executive officers and certain other employees.  These grants were made in recognition of Vishay’s superior performance in 2006 measured by substantial increases in net income and adjusted net income, and the belief of the Compensation Committee that the cash bonus awards to the executives, because of applicable limitations on the amounts that could be awarded, did not adequately reflect the executives’ achievements in 2006.  The Compensation Committee therefore determined to award options to acquire common stock to the executives under the 1998 Program, in the amounts stated above in the proposed plan amendment.

The Compensation Committee chose to award stock options in lieu of additional cash bonus compensation so that the additional compensation would qualify for treatment as deductible incentive compensation under Section 162(m) of the Internal Revenue Code (the “Code”).  The Committee also chose to make an award of equity compensation in the belief that the additional compensation should be in a form tied to Vishay’s future stock performance.

As required under Section 162(m) of the Code, the 1998 Program places a limitation on the number of option shares that may be awarded to an individual grantee in any one year.  This limitation is currently 59,062 shares, which is less than the number of share awards to the three executives.  The Compensation Committee therefore has made the grants contingent on approval of stockholders in the form of an amendment to the 1998 Program to permit these grants under the plan, notwithstanding the otherwise applicable grant limitation.  Such approval, we believe, will allow for favorable treatment of the options under Section 162(m) of the Code.  This amendment has been approved by authority of the Board, as required under the 1998 Program.

If the contingent grants are approved, the exercise price of the options will be the closing price of Vishay’s common stock on the New York Stock Exchange (“NYSE”) on the date on which stockholders approve the grants, which will be the date of the 2007 annual meeting.  The options will vest ratably over six years from this date and will expire ten years from this date.  All other terms of the options are as provided in the 1998 Program, which was approved by stockholders in 1998 and amended with stockholder approval in 2000.  The options are nonqualified, meaning they do not qualify for treatment as incentive stock options under the Code.

On April 5, 2007, the closing price of our common stock on the NYSE was $14.90.

The Compensation Committee also made awards under the 1998 Program to Marc Zandman, Vice Chairman and Chief Administrative Officer; Ziv Shoshani, Executive Vice President and Chief Operating Officer; and certain other employees as enumerated in the table below.  These awards were within the grant limitation under the plan and were therefore effective as of the date of grant.  The exercise price under these options is $14.25 per share, the closing price of the common stock on the NYSE on the date of grant; and the options expire ten years from the date of grant.  Otherwise, these options have the same terms as the options contingently granted to Dr. Zandman, Dr. Paul, and Mr. Grubb.  The following table summarizes the 2007 grants made under the 1998 Program:

Name	Options Granted

Dr. Felix Zandman	210,000	*
Dr. Gerald Paul	140,000	*
Richard N. Grubb	70,000	*
Marc Zandman	25,000
Ziv Shoshani	25,000

All named executive officers as a group	470,000
All non-executive directors as a group	0
All other employees as a group	25,000

All named executive officers as a group	495,000

* Contingent upon stockholder approval pursuant to the proposed plan amendment.

If the grants to Dr. Zandman, Dr. Paul and Mr. Grubb are approved, options to acquire approximately 883,000 shares of common stock will remain available for grant under the Program, which expires in 2008.  See Proposal Four with respect to the proposed adoption of the new 2007 Stock Option Program.

The Board of Directors, which approved the special stock option grant without the participation of any Board members who received stock options, recommends a vote “FOR” the approval of the amendment to the 1998 Stock Option Plan authorizing the grants to Dr. Zandman, Dr. Paul, and Mr. Grubb.

PROPOSAL FOUR

APPROVAL OF VISHAY’S 2007 STOCK OPTION PROGRAM

In 1998 the Board of Directors authorized and stockholders approved the Vishay Intertechnology, Inc. 1998 Stock Option Program (the “1998 Program”), in order to enhance the long-term performance of Vishay and to provide selected individuals an incentive to remain in the service of Vishay by acquiring a proprietary interest in the success of Vishay.  The Board of Directors authorized the grant of an aggregate of 1,500,000 options under the 1998 Program, which after stock splits in 1998, 1999, and 2000 is equal to 2,953,125 shares.  The 1998 Program was amended in 2000 to increase the authorized number of options to 4,953,500, after stock splits.  Assuming approval of Proposal Three, there will be approximately 833,000 options available for grant under the 1998 Program.  Options are available for grant under the 1998 Program until March 16, 2008, when the stockholder approval obtained in 1998 will expire.

In order to continue to obtain the benefits of a stock option program, the Board of Directors authorized, subject to stockholder approval, the Vishay Intertechnology, Inc. 2007 Stock Option Program (the “2007 Program”).  The 2007 Program is substantially the same as the 1998 Program.  As with the 1998 Program, the 2007 Program will provide options to purchase shares of the Vishay common stock at fair market value on the date of the option grant to individuals believed to be key to the success of Vishay.  The purpose of the 2007 Program is to enhance the long-term performance of Vishay and to provide selected individuals an incentive to remain in the service of Vishay by acquiring a proprietary interest in the success of Vishay.

Stockholder Approval

Section 162(m) of the Internal Revenue Code imposes a limit of $1 million on the annual tax deduction for compensation paid to a publicly-traded company’s Chief Executive Officer and any of the four highest paid other executive officers, subject to certain exceptions, including an exception for stockholder-approved performance-based compensation programs.  Because executive officers are eligible to receive options under the 2007 Program, in order for income realized upon exercise of options granted under the 2007 Program to be so qualified, the material terms of the 2007 Program must be approved by stockholders.  In addition, stockholder approval of the 2007 Program is required by the New York Stock Exchange.

Accordingly, we are seeking stockholder approval of the 2007 Program at the annual meeting.

Summary of Key Features of the 2007 Program

The following summary of the key features of the 2007 Program is qualified by reference to the full text of the 2007 Program, which is attached to this Proxy Statement as Annex A.  Please refer to Annex A for a complete statement of the terms of the 2007 Program.

Administration of the Program

The 2007 Program will be administered by the Compensation Committee, currently Messrs. Hurvitz and Solomon, and Dr. Ludomirski, who are not employees of Vishay, are “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.  The members of the Compensation Committee shall be appointed by, and serve at the pleasure of, the Board of Directors.  While it is intended that the members of the Compensation Committee always will be non-employee directors and outside directors, no stock option awarded under the 2007 Program will be invalidated if the Compensation Committee is not so constituted.  If the Compensation Committee has not been appointed or for any other reason determined by the Board of Directors, the Board of Directors may act as the Committee.

The Compensation Committee shall have the authority (a) to determine the employees of Vishay or its subsidiaries to whom stock options shall be granted and the terms and provisions of stock options, subject to the provisions of the 2007 Program; (b) to exercise all of the powers granted to it under the 2007 Program; (c) to construe, interpret and implement the 2007 Program and all agreements related thereto; (d) to prescribe, amend, and rescind rules and regulations relating to the 2007 Program, including rules governing its own operations; (e) to make all  determinations  necessary or advisable in administering the 2007 Program; (f) to correct any defect or omission and reconcile any inconsistency in the 2007 Program; and (g) to amend the 2007 Program to reflect changes in applicable law.

Eligible Participants

Officers and other employees of Vishay Intertechnology, Inc. or a majority-owned subsidiary who are responsible for or contribute to the management, growth, and profitability of the business of Vishay are eligible to receive grants under the 2007 Program.  Approximately 1,000 individuals will be eligible to receive stock options under the 2007 Program.

The Compensation Committee has the authority to select employees to whom awards are given, and may solicit the recommendations of the Chief Executive Officer in making these selections.  The identification of key employees will be based upon a subjective evaluation of each individual’s performance and expected future contribution to Vishay.  In granting awards the Compensation Committee will also give consideration to the amount and nature of similar awards granted by peer companies.

Maximum Number of Shares

Up to 3,000,000 shares of common stock may be granted under the 2007 Program.  Options which are forfeited by the holder may be regranted to others, subject to the overall limit of 3,000,000 shares.  This number will be adjusted for changes in Vishay’s capital structure, such as a stock split or stock dividend.  Shares delivered under the 2007 Program may be in the form of authorized and unissued shares or treasury shares.

No individual may be granted stock options in any one year with respect to more than 300,000 shares of our common stock.

Type of Awards

The 2007 Program permits the granting of nonqualified stock options and, in the case of employees who are nonresident foreign nationals, stock appreciation rights that are payable in cash.

Stock Options

The Compensation Committee will determine the number of shares of common stock issuable pursuant to each stock option and the exercise or purchase price per share of each stock option, but the exercise price may not be less than 100% of the fair market value of the common stock on the date of the grant.  Options will be exercisable at such time or times as determined by the Compensation Committee, and will expire no later than ten years from the date the option is granted.  Options may be exercised either by paying the purchase price in cash or by any other method permitted by the Compensation Committee.  The 2007 Program will terminate on May 22, 2017, the tenth anniversary of stockholder approval of the plan.

The Compensation Committee may delegate to one or more officers of Vishay the authority to designate the individuals (other than such officer(s)), among those eligible to receive awards pursuant to the terms of the 2007 Program, who will receive stock options and the size of each grant, as permitted by Section 157 of the Delaware General Corporation Law.

Because the Compensation Committee has discretion to determine the persons to whom options will be granted, the date on which such options will be granted and the number of shares subject to each option grant, it is not possible to determine the benefits or amounts that will be received by any particular individual or individuals in the future.

Termination of Employment

Unless the Compensation Committee determines otherwise, when a recipient of options terminates employment all unvested options shall expire and terminate immediately (unless the Compensation Committee accelerates the vesting of the option), and vested options shall expire as follows: (a) all of a recipient’s options that have not yet been exercised will terminate immediately upon a termination for cause (as defined in the 2007 Program); (b) if a recipient’s employment terminates for reasons other than cause, death, disability, or retirement, the recipient’s options will generally be exercisable for 60 days after termination (or until the expiration date of the options, if sooner); and (c) if a recipient’s employment with Vishay terminates due to death, disability, or retirement, then the options will terminate on the earlier of the first anniversary of the death, disability, or retirement or the expiration date of the options.  If the recipient of an option violates the terms of a confidentiality and noncompetition agreement with Vishay during the 12-month period following his or her termination of employment, then the recipient’s options will terminate and the recipient may be required to repay to Vishay any gain recognized upon the exercise of an option during the 12 months preceding the violation.

Amendments

The Board of Directors is authorized to amend the 2007 Program, except that stockholder approval is required for any amendment to the extent necessary to comply with applicable law or regulation.  The Compensation Committee may amend any outstanding option, except that no amendment may materially impair any rights or increase any obligations of a recipient without the recipient’s consent.

Financial Accounting Consequences

Effective January 1, 2006, Vishay adopted Statement of Financial Accounting Standards No. 123-R, Share-Based Payment (“SFAS No. 123-R”).  SFAS No. 123-R requires compensation costs related to share-based payment transactions, such as future stock option grants under the 2007 Program, to be recognized in the consolidated financial statements as an expense.

Pursuant to SFAS No. 123-R, the amount of compensation cost is measured based on the grant-date fair value of the equity instruments issued.  Grant-date fair value is computed using an option pricing model, and Vishay chooses to use the Black-Scholes option pricing model.  Compensation cost is recognized ratably over the period that an employee provides service in exchange for the award (i.e., the vesting period).

SFAS No. 123-R supersedes Accounting Principles Board Opinion No. 25 (“APB 25”), which Vishay applied prior to adoption of FAS 123-R and at the time of adoption of the 1998 Program.  Under the intrinsic value method described in APB 25, no compensation expense was recognized in our consolidated financial statements for employee stock options, provided that the exercise price of the options equaled the fair market value of the underlying shares of common stock at the date of grant.

The adoption of SFAS No. 123-R did not have a material impact on Vishay’s net earnings, basic and diluted earnings per share, financial position, or cash flows for the year ended December 31, 2006.  However, a significant grant under the 2007 Program could have a material impact on future operating results.

Based on the price of our common stock on April 5, 2007 and other assumptions required by the Black-Scholes option pricing model, if all options to be authorized under the 2007 Program were granted on April 5, 2007, the grant-date fair value would be approximately $24 million.  (This disclosure of the fair value is presented for illustrative purposes only, as Vishay does not plan to immediately issue all options to be authorized under the 2007 Program.  The actual amount to be recognized in Vishay’s financial statements will vary based on the timing of grant, the number of options granted, the vesting periods, and the various input assumptions and market-based variables required by the Black-Scholes option-pricing model.)

Federal Income Tax Consequences

The following is a brief description of the federal income tax treatment that will generally apply to awards under the 2007 Program based on current federal income tax rules.  The actual tax treatment may vary depending on each individual’s circumstances.

There are generally no federal income tax consequences either to the recipient or to Vishay upon the grant of a stock option.  On exercise of a nonqualified option, the amount by which the fair market value of the common stock on the date of exercise exceeds the option exercise price will generally be taxable to the recipient as compensation income, and will generally be deductible for tax purposes by Vishay.  The disposition of shares of common stock acquired upon exercise of a stock option will generally result in a capital gain or loss for the recipient, but will have no tax consequences for Vishay.

As noted above, Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the company’s chief executive officer and its four other most highly compensated executive officers. Compensation that qualifies as “performance-based compensation” is not subject to the $1 million limit. Stock options granted under the 2007 Program will satisfy the requirements applicable to performance-based compensation.

Section 409A of the Code imposes significant restrictions on deferred compensation and may impact on stock options under the 2007 Program.  If the Section 409A restrictions are not followed, a recipient of a stock option could be subject to accelerated liability for tax on the non-complying option, as well as a 20% penalty tax. The 2007 Program is intended to comply with the requirements of Section 409A.  Vishay anticipates that it will amend the 2007 Program and/or any stock option to the extent that future additional administrative guidance indicates that the amendment is necessary to ensure that grantees are not subject to the Section 409A tax penalties.

The Board of Directors, which approved the 2007 Program without the participation of any individual eligible to receive options under the program, recommends a vote FOR the adoption of the 2007 Program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Vishay maintains employment agreements with our Executive Chairman, Chief Executive Officer, and each of our other executive officers.  See “Executive Compensation” above.

Yitzhak Shoshani is the brother of director Ruta Zandman and the uncle of director and executive officer Ziv Shoshani.  Mr. Yitzhak Shoshani is vice president and general manager of, and owns 33.3% of, Ecomal Israel, a non-exclusive distributor of our products in the Israeli market. Mr. Yitzhak Shoshani earned $364,377 in connection with the performance of Ecomal Israel for 2006.

Dubi Zandman is a cousin of Executive Chairman Dr. Felix Zandman and a Vice President of the Vishay Measurements Group.  For fiscal 2006, Mr. Dubi Zandman received salary and bonus of $168,970, and benefits including a housing allowance and relocation costs (which are customary for any Vishay employees on international assignments) totaling $90,336.

Steven C. Klausner is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Vice Chairman Marc Zandman.  Mr. Klausner is a Vice President and Assistant Treasurer of Vishay.  For fiscal 2006, Mr. Klausner received salary, bonus, and benefits totaling $163,747.

Roy Shoshani is the brother of Ziv Shoshani and the nephew of Ruta Zandman and Dr. Felix Zandman.  Mr. Roy Shoshani is employed in the research and development department of Vishay Israel Limited.  For fiscal 2006, Mr. Roy Shoshani received salary and benefits totaling $124,396.

Eli Goddard is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Marc Zandman and has performed legal services for Vishay Israel Limited.  For fiscal 2006, Mr. Goddard received a consulting fee of $65,885.

Alon Shagir is the brother-in-law of Marc Zandman.  Mr. Shagir is employed by Vishay Israel Limited as a process engineer.  For fiscal 2006, Mr. Shagir received salary and benefits totaling $21,310.

Ron Shoshani is a nephew of Ruta Zandman and Dr. Felix Zandman and a cousin of Ziv Shoshani.  Beginning in November 2006, Mr. Ron Shoshani is employed as a sales engineer by Vishay Israel Limited.  For fiscal 2006, Mr. Ron Shoshani received salary and benefits totaling approximately $3,000.

Our Board has adopted a Related Party Transactions Policy that governs the review, approval, or ratification of related party transactions.  The Nominating and Corporate Governance Committee has the responsibility to administer the policy.  All related party transactions, including employment relationships and charitable contributions, must be approved or ratified by the Committee.  Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated.

Our Related Party Transaction Policy requires that all new employment relationships with a family member of a director or executive officer be approved by the Committee.  The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.

OTHER MATTERS

This proxy statement includes all of the business that the Board of Directors intends to present at the annual meeting.  The Board of Directors is not aware of any other matters proposed to be presented at the meeting.  If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2006 accompanies this proxy statement.  Vishay will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission.  All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, telephone number (610) 644-1300.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

To be eligible for inclusion in our proxy materials for the 2008 annual meeting, a stockholder proposal must be received by our Corporate Secretary by the close of business on December 17, 2007.

By order of the Board of Directors,

William M. Clancy
Corporate Secretary
April 16, 2007

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ANNEX A

Vishay Intertechnology, Inc. 2007 Stock Option Program

1.          Purpose

The Vishay Intertechnology, Inc. 2007 Stock Option Program (the “Program”) provides for the grant of options to purchase Common Stock of Vishay Intertechnology, Inc. (the “Company”) to executive officers and key employees of the Company and its subsidiaries.  The purpose of the Program is to enhance the long-term performance of the Company and to provide the selected individuals with an incentive to improve the growth and profitability of the Company by acquiring a proprietary interest in the success of the Company.

2.          Definitions

Whenever used in the Program, the masculine pronoun shall be deemed to include the feminine, the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

(a)	“Agreement” means the written stock option agreement between the Company and a Participant described in Section 6(a), or other documentation evidencing a Stock Option.

(b)

“Beneficiary” The person or persons designated by a Participant to exercise a Stock Option in the event of the Participant’s death while employed by the Company, or in the absence of such designation, the executor or administrator of the Participant’s estate.

(c)	“Board” means the Board of Directors of the Company.

(d)

“Cause” means conduct by a Participant amounting to (1) fraud or dishonesty against the Company, (2) willful misconduct, repeated refusal to follow the reasonable directions of the Board of Directors of the Company, or knowing violation of law in the course of performance of the duties of Participant’s employment with the Company, (3) repeated absences from work without a reasonable excuse, (4) intoxication with alcohol or drugs while on the Company’s premises during regular business hours, (5) a conviction or plea of guilty or no contest to a felony or a crime involving dishonesty, or (6) a breach or violation of any Company policies regarding employee conduct, or a breach or violation of the terms of any employment or other agreement between Participant and the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Compensation Committee of the Board of Directors of the Company.

(g)	“Common Stock” means the Common Stock, par value $0.10 per share, of the Company.

(h)	“Company” means Vishay Intertechnology, Inc. a Delaware corporation, or any successor organization.

(i)	“Consent” has the meaning prescribed in Section 10 below.

(j)

“Disability” means a physical or mental condition which, in the judgment of the Committee, permanently prevents a Participant from performing his usual duties for the Company or such other position or job which the Company makes available to him and for which the Participant is qualified by reason of his education, training and experience.  In making its determination the Committee may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates.  The Committee may make the determination in its sole discretion and any decision of the Committee shall be binding on all parties.

(k)	“Employee” means a full-time, nonunion, salaried employee, as that term is understood under the common law, of the Company.

(l)	“Exercise Price” means the price per share at which Common Stock may be purchased upon exercise of a Stock Option.

(m)	“Expiration Date” means the last date upon which a Stock Option can be exercised, as described in Section 6(b).

(n)

“Fair Market Value” means, for any particular date, the last sale price of the Common Stock on the New York Stock Exchange or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of the Common Stock as reported for such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date.  In the event that the Fair Market Value cannot be thus determined, it shall be determined in good faith by the Committee.

(o)	“Involuntary Termination” means a Termination of Employment but does not include a Termination of Employment for Cause or a Voluntary Resignation.

(p)	“Participant” means an eligible Employee to whom a Stock Option is granted pursuant to the Program.

(q)	“Program” means the 2007 Vishay Intertechnology, Inc. Stock Option Program.

(r)	“Program Action” has the meaning prescribed in Section 10 below.

(s)

“Retirement” means a Termination of Employment from the Company or a Subsidiary, with the consent of the Company, on or after the “normal retirement age” defined under any tax qualified retirement plan maintained by the Company.

(t)	“Stock” means the Company’s common stock, $0.10 par value.

(u)

“Stock Option” or “Option” means a right to purchase shares of Common Stock granted pursuant to Section 6 of this Program, which shall not be treated as an incentive stock option under section 422 of the Code.

(v)

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock equal to 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(w)

“Termination of Employment” means the termination of the employee employer relationship between a Participant and the Company or a Subsidiary, regardless of the fact that severance or similar payments are made to the Participant, for any reason, including, but not limited to, a Voluntary Resignation, Involuntary Termination, termination for Cause, death, Disability or Retirement.  The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause.

(x)	“Voluntary Resignation” means a Termination of Employment as a result of the Participant’s resignation.

3.          Administration

              a)          The Program shall be administered by the Committee, which shall consist of at least two directors who are not eligible to participate in the Program and are not Employees of the Company or a Subsidiary.  The members of the Committee shall be appointed by, and serve at the pleasure of, the Board.  To the extent required for transactions under the Program to qualify for the exemptions available under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, the members of the Committee shall be “non-employee directors” within the meaning of Rule 16b-3.  To the extent required for compensation realized from Stock Options to be deductible by the Company pursuant to section 162(m) of the Code, the members of the Committee shall be “outside directors” within the meaning of section 162(m).  Notwithstanding the foregoing, no grant of a Stock Option shall be invalidated if the Committee is not so constituted.  If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

              b)          The Committee shall have full authority, in its discretion, (a) to determine the Employees of the Company or any Subsidiary to whom stock options shall be granted and the terms and provisions of stock options, subject to the provisions of this Program, (b) to exercise all of the powers granted to it under this Program, (c) to construe, interpret and implement the Program and any Agreement, (d) to prescribe, amend and rescind rules and regulations relating to this Program, including rules governing its own operations, (e) to determine the terms and provisions of the respective Agreement with each Participant, (f) to make all determinations necessary or advisable in administering the Program, and (g) to correct any defect, supply any omission and reconcile any inconsistency in the Program.  The Committee’s determinations under the Program need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, stock options under the Program (whether or not such persons are similarly situated).  The Committee’s decisions shall be final and binding on all Participants.

              c)          Action of the Committee shall be taken by the vote of a majority of its members.  The determination of the Committee on all matters relating to the Program or any Agreement (including, without limitation, the determination as to whether an event has occurred resulting in a forfeiture or a termination or reduction of the Company’s obligations in accordance with the terms of this Program) shall be final, binding and conclusive.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Program or any award thereunder.

              d)          Notwithstanding any other provision of the Plan, the Committee (or the Board acting instead of the Committee), may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s)), among those eligible to receive awards pursuant to the terms of the Plan, who will receive Options and the size of each such grant, to the fullest extent permitted by section 157 of the Delaware General Corporation Law (or any successor provision thereto).

4.          Shares Available

              a)          Subject to adjustment in accordance with Section 4(b), the number of shares of Common Stock for which stock options may be granted under this Program is 3,000,000, which may consist of treasury shares or authorized but unissued shares.  The maximum number of shares of Common Stock subject to Stock Options granted under this Program to any participating Employee for any year shall not exceed 300,000 shares, subject to adjustment in accordance with Section 4(b), below.  To the extent permitted by law, any shares of Common Stock attributable to the unexercised or otherwise unsettled portion of any Stock Option that is forfeited, canceled, expires or terminates for any reason without being exercised or otherwise settled in full shall again be available for the grant of Stock Options under this Program, and any shares of Common Stock tendered to the Company in payment of the Exercise Price of a Stock Option shall also be available for the grant of Stock Options under this Program, provided that no more than 3,000,000 shares of Common Stock cumulatively shall be available under this Program at any time.

              b)          If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, or stock split-up, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares that may be delivered under the Program and the number of shares subject to each outstanding Option award, and, if appropriate, the Exercise Price under each such Option, shall be equitably adjusted by the Committee, whose determination shall be final, binding and conclusive.  After any adjustment made pursuant to this Section 4(b), the number of shares subject to each outstanding Option shall be rounded up to the nearest whole number.

5.          Eligibility

Officers and other Employees of the Company or a Subsidiary who are responsible for or contribute to the management, growth, and profitability of the business of the Company or a Subsidiary are eligible for participation in this Program.  The selection of Employees for participation in the Program shall be made by the Committee, based on a subjective evaluation of each individual’s performance and expected future contribution to the Company and its Subsidiaries, and may take into account the recommendations of the Chief Executive Officer of the Company.

6.          Granting of Stock Options

              a)          Grant of Stock Options.  The Committee, in its discretion, may grant Stock Options during any year that this Program is in effect to any eligible Employee.  The terms of each Stock Option shall be contained in an Agreement, which shall contain the number of shares of Common Stock covered by the Option, the period during which the Option may be exercised, the Exercise Price, and any additional terms and conditions not inconsistent with this Program that the Committee deems to be appropriate.  The Committee shall have complete discretion in determining the number of shares of Common Stock subject to each Option grant (subject to the share limitations set forth in Section 4(a)) and, consistent with the provisions of this Program, the terms, conditions and limitations pertaining to each Option.  The terms of Options need not be uniform among Participants.  By accepting a Stock Option, a Participant thereby agrees that the Option shall be subject to all of the terms and conditions of this Program and the applicable Agreement.

              b)          Option Term.  The duration of each Option shall be specified in the Agreement and shall not exceed ten (10) years.

              c)          Option Price.  The Exercise Price of the Common Stock purchasable under any Stock Option shall be determined by the Committee and set forth in each Agreement, subject to adjustment in accordance with Section 4(b).  The Exercise Price shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

              d)          Exercise of Stock Options.  Each Agreement shall contain a vesting schedule, which shall specify when the Stock Option shall become vested and thus exercisable; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, and may permit the Participant or any other designated person acting for the benefit of the Participant to exercise all or any part of the Option during all or part of the remaining Option term specified in Section 6(a), notwithstanding any provision of the Agreement to the contrary.

              e)          Termination of Employment.

                            (i)          Death or Disability.  If an Optionee has a Termination of Employment as a result of death or Disability, the time at which the unexercised portion of any Option becomes exercisable may be accelerated, including to make the Option immediately exercisable in full.  Except as otherwise provided in an applicable Agreement, the Option, to the extent that it is not exercisable on the date of termination, shall expire and terminate on such date of termination and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of termination, shall expire and terminate on the earlier of the Expiration Date or first anniversary of the Optionee’s death or disability.  Any exercise of an Option following an Optionee’s death shall be made only by the Optionee’s executor or administrator, unless the Optionee’s will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition.  If an Optionee’s personal representative or the recipient of a specific disposition shall be entitled to exercise an Option pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Program and the applicable Agreement which would have applied to the Optionee.

                            (ii)          Retirement.  If an Optionee has a Termination of Employment due to Retirement, the time at which the unexercised portion of an Option becomes exercisable may be accelerated, including to make the Option immediately exercisable in full.  Except as otherwise provided in an applicable Agreement, the Option, to the extent that it is not exercisable on the date of retirement, shall expire and terminate on such date of retirement and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of retirement, shall expire and terminate on the earlier of the last day of the Option term or the first anniversary of the Optionee’s retirement.

                            (iii)          Other Termination.  Except as otherwise provided in an applicable Agreement, if an Optionee has a Termination of Employment for reasons other than as provided in subsections (i) and (ii) above, the Option, to the extent that it is not exercisable on the date of termination, shall expire and terminate on such date of termination and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of termination, shall expire and terminate on the earlier of the Expiration Date of the Option or on the 60th day after the Optionee’s termination; provided, however, that the unexercised portion of any Option (including any vested portion) shall expire and terminate immediately upon a Termination of Employment for Cause.

                             (iv)          In the event that the Company in its sole discretion determines that the Optionee has, at any time during the 12-month period following Termination of Employment violated the terms of any agreement with the Company or a Subsidiary regarding (i) engaging in a business that competes with the business of the Company or any Subsidiary, (ii) interfering in any material respect with any contractual or business relationship of the Company or any Subsidiary, or (iii) soliciting the employment of any person who was during such 12-month period, a director, officer, partner, Employee, agent or consultant of the Company or a Subsidiary, then (x) all outstanding unexercised Stock Options issued to the holder pursuant to the Program shall be forfeited and (y) upon written request from the Company, the Optionee shall pay to the Company any gain realized upon the exercise of an Option within the 12-month period preceding the violation or such other period as may be set forth in the applicable Agreement.

              f)          Transfer of Option.  Unless the Committee determines otherwise at the time an Option is granted, no Option granted under the Program shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such options shall be exercisable during the life of the Optionee only by the Optionee or his legal representative.

              g)          Substituted Options.  Notwithstanding anything to the contrary in this Section 6, any Option issued in substitution for an Option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued Option being replaced thereby.

7.          Exercise of Stock Options

              a)          A Stock Option shall be exercised by the delivery of a written notice of exercise to the Corporate Secretary of the Company, or such other person specified by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price and any required withholding taxes.  Payment of the Exercise Price for the shares of Common Stock being purchased shall be made: (a) by certified or official bank check (or the equivalent thereof acceptable to the Company), or (b) at the discretion of the Committee and to the extent permitted by law, by such other provision as the Committee may from time to time prescribe.  The Committee may allow exercises to be made by means of a “cashless exercise,” with the delivery of payment as permitted under Federal Reserve Board Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Program’s purpose and applicable law.  Payment shall be made on the date that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant.  Promptly after receiving payment of the full Exercise Price, the Company shall, subject to the provisions of Section 10, deliver to the Participant, or to such other person as may then have the right to exercise the Option, a certificate for the shares of Common Stock for which the Option has been exercised.

              b)          The Company shall withhold any taxes required to be withheld by federal, state or local government.  The Company shall have the right to require a Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares.  A Participant may pay the withholding tax in cash, or, if the Agreement provides, a Participant may also elect to have the number of shares of Stock he is to receive reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the shares determined as of the date on which the amount of tax to be withheld is determined, is sufficient to satisfy federal, state and local, if any, withholding taxes arising from the exercise of a stock option.  Any such election must be made on or before the date on which the amount of tax required to be withheld is determined.

8.          Employees Based Outside of the United States

Notwithstanding any provision of this Program to the contrary, in order to foster and promote the achievement of the purposes of the Program, or to comply with these provisions in other countries in which the Company or any Subsidiary operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Employees employed outside the United States are eligible to participate in the Program, (ii) modify the terms and conditions of any options granted to Employees who are employed outside the United States (including the grant of stock appreciation rights, as described in the following paragraph, in lieu of stock options), and (iii) establish subprograms, modified Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable.

The Committee in its discretion may grant stock appreciation rights in lieu of stock options to Employees employed outside the United States.  A stock appreciation right shall provide an Employee the right to receive in cash the difference between the Fair Market Value of a share of Common Stock on the grant date and the exercise date, and otherwise shall have the same terms and conditions as a Stock Option granted hereunder.

9.          No Rights as a Stockholder

No Participant (or other person having the right to exercise an option) shall have any of the rights of a stockholder of the Company with respect to shares subject to an Option until the issuance of a stock certificate to such person for such shares, except as otherwise provided in Section 4(b).

10.          Consents and Approvals

If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the issuance of shares under the Program or the taking of any other action thereunder (each such action being hereinafter referred to as a “Program Action”), then such Program Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee.  The term “Consent” as used herein with respect to any Program  Action means (a) any and all listings,  registrations  or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and  representations  by the Participant with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a Program Action by any governmental or other regulatory bodies.

11.          Right of Discharge Reserved

Nothing in the Program or in any Agreement shall confer upon any Participant the right to continue as an Employee or executive officer of the Company or any Subsidiary, or affect any right which the Company may have to terminate such Employee or executive officer.

12.          Amendment

The Board may amend the Program, and the Committee may amend any outstanding Agreement, in any respect whatsoever, except that no amendment to an outstanding Agreement shall materially impair any rights or materially increase any obligations of any Participant under any Option without the consent of the Participant (or, after the Participant’s death, the person having the right to exercise the option).  An amendment shall be subject to stockholder approval to the extent necessary for compliance with Code section 162(m) and other applicable law or regulation.

13.          Term of the Program

This Program shall be effective on the date approved by the stockholders of the Company.  The Program shall terminate upon the earlier of (i) the date on which all Common Stock available under this Program have been issued pursuant to the exercise of stock options, (ii) the tenth anniversary of the effective date, or (iii) the termination of this Program by the Committee subject to approval of the Board of Directors of the Company.  No Stock Option may be granted after the termination of the Program.  Any outstanding Stock Options as of the date the Program terminates shall remain in full force and effect, subject to the terms of the Program and the relevant Agreement relating to such Stock Option.

14.          Indemnification

Each person who is or shall have been a member of the Committee, or of the Board of Directors, shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by such person in settlement thereof with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled from the Company, as a matter of law, or otherwise.

15.          Successors

All obligations of the Company under the Program, with respect to any Stock Options granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

16.          Severability

In the event any provision of the Program shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

17.          Governing Law

 This Program and any grant of Stock Options made and any action taken hereunder shall be subject to and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

PROXY FORM
VISHAY INTERTECHNOLOGY, INC.
2007 Annual Meeting of Stockholders

The undersigned hereby appoints Dr. Felix Zandman, Dr. Gerald Paul, and Richard N. Grubb, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at our annual meeting of stockholders to be held at The Rittenhouse Hotel Ballroom North, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, at 10:30 a.m., local time, on Tuesday, May 22, 2007, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(1)	To elect the following three persons to the Board of Directors of Vishay to serve for terms of three years and until their successors are elected:

Class I Directors

Dr. Felix Zandman
Zvi Grinfas
Dr. Gerald Paul

	FOR ALL	☐

	WITHHOLD ALL	☐

	EXCEPTIONS	☐	(To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and line through or otherwise strike out the name of such nominee(s) listed above.)

(2)	To ratify the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2007.

	FOR ☐		AGAINST ☐	ABSTAIN ☐

(3)	To approve the amendment to Vishay’s 1998 Stock Option Plan.

	FOR ☐		AGAINST ☐	ABSTAIN ☐

(4)	To approve Vishay’s 2007 Stock Option Plan.

	FOR ☐		AGAINST ☐	ABSTAIN ☐

The Board of Directors Recommends a vote “FOR” all nominees listed in Proposal One, and “FOR” Proposals Two, Three, and Four.  If any other business is properly presented at the annual meeting, this proxy shall be voted in accordance with the judgment of the proxy holders.  This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

(Continued and to be dated and signed on the other side.)

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This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” all nominees listed in Proposal One and “FOR” Proposals Two, Three, and Four.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Receipt of the notice of annual meeting and of the proxy statement and annual report of Vishay accompanying the same is hereby acknowledged.

Dated: ________________, 2007

(Signature of Stockholder(s))

(PRINT NAME(S))

Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

If you plan to attend the annual meeting, please check this box: ☐

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